Exhibit 99.1
UNITED STATES OF AMERICA	#2005-16
DEPARTMENT OF THE TREASURY
OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of: City National Bank Beverly Hills, California	) ) )

CONSENT ORDER

The Acting Comptroller of the Currency of the United States of America (“Comptroller”), through her National Bank Examiner, has examined City National Bank, Beverly Hills, California (“Bank”), and has concluded that the Bank has engaged in unsafe and unsound banking practices in connection with the Bank Secrecy Act and has violated 12 C.F.R. Part 21; 31 U.S.C § 5318(i); and, 31 C.F.R. Part 103.

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation and Consent to the Issuance of a Consent Order,” signed by the Comptroller’s authorized representative on February 23, 2005. By this Stipulation and Consent, that is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

Pursuant to the authority vested in her by the Federal Deposit Insurance Act, as amended,12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)           Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within thirty (30) days of the appointment of the Committee and monthly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)                                  a description of the actions needed to achieve full compliance with each Article of this Order;

(b)                                 actions taken to comply with each Article of this Order; and

(c)                                  the results of those actions.

(4)           The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller for Midsize Banks (“Assistant Deputy Comptroller”), Office of the Comptroller of the Currency, 440 S. LaSalle Street, Suite 2700, Chicago, IL 60605, and to the Examiner in Charge, Office of the Comptroller of the Currency, 555 South Flower Street, 16th Floor, Los Angeles, CA 90071.

ARTICLE II

CHIEF COMPLIANCE OFFICER

(1)           Within thirty (30) days the Board shall appoint a permanent, full-time, and capable chief compliance officer who shall be vested with sufficient authority to monitor and ensure the Bank’s compliance with its overall compliance program, including, but not limited to, the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program. This chief compliance officer shall report directly to the senior risk manager and shall be sufficiently independent from Bank management to effectively perform the job.

(2)           Prior to the appointment or employment of any individual as the chief compliance officer, the Board shall submit a written description of the proposed officer’s duties and responsibilities and the name and qualifications of the proposed officer to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.

(3)           The requirement to submit information and the provision for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete the review and act on any such information or authority within ninety (90) days.

ARTICLE III

COMPLIANCE STAFFING PLAN

(1)           Within thirty (30) days of completion of the Bank’s written Bank Secrecy Act compliance program required by Article IV of this Order, the Board shall develop a written compliance department staffing plan and organizational chart that are consistent with the goals and objectives in the Bank’s Bank Secrecy Act compliance program and with the Bank’s Bank Secrecy Act risk profile. At a minimum, this staffing plan and organizational chart shall consist of the following:

(a)                                  description of the specific responsibilities and duties of a permanent, full-time, and capable BSA officer who shall:

(i)                                     be vested with sufficient authority to monitor and ensure the Bank’s compliance with the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program;

(ii)                                  be sufficiently independent from Bank management to effectively perform the job; and

(iii)                               be responsible for the complete and timely filing of all reports required under the Bank Secrecy Act, including, but not limited to, Currency Transaction Reports (“CTRs”) and Suspicious Activity Reports (“SARs”).

(b)                                 identification of the skills, expertise, and number of personnel needed to develop, implement, and maintain an effective Bank Secrecy Act compliance program;

(c)                                  identification and description of the specific responsibilities and duties of each staff position needed to develop, implement, and maintain an effective Bank Secrecy Act compliance program;

(d)                                 identification of the specific reporting lines for each staff position needed to develop, implement, and maintain an effective Bank Secrecy Act compliance program; and

(e)                                  a performance appraisal process, including performance appraisals and job descriptions, which adequately considers performance of each staff position relative to compliance with the requirements of the Bank’s Bank Secrecy Act compliance program.

(2)           Within sixty (60) days of the development of the written staffing plan and organizational chart, the Board shall implement the plan and direct any changes necessary to provide the Bank with a staff that possesses the skills, expertise, and number of personnel identified in (1)(b) of this Article, and that has the individual responsibilities and duties identified in (1)(c) of this Article. Thereafter the Board shall ensure that the Bank adheres to the staffing plan.

(3)           Immediately upon completion, a copy of the Bank’s staffing plan and organizational chart shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to the staffing plan or organizational chart or provides written comments, the Board shall immediately make the necessary revisions to the staffing plan or organizational chart. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement the staffing plan and organizational chart and thereafter adhere to and ensure compliance with the staffing plan and organizational chart.

(4)           The Board shall review and revise the Bank’s compliance staffing plan and organizational chart on an annual basis, or more frequently if necessary, to ensure the Bank maintains a staff that possesses the skills, expertise, responsibilities, and duties consistent with the goals and objectives in the Bank’s Bank Secrecy Act compliance program and with the Bank’s Bank Secrecy Act risk profile. Any such revisions shall immediately be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to any revised staffing plan or organizational chart or provides written comments, the Board shall immediately make the necessary revisions to the program. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement the staffing plan and organizational chart and thereafter adhere to and ensure compliance with the staffing plan and organizational chart.

(5)           The requirement to submit information and the provision for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete the review and act on any such information or authority within ninety (90) days.

ARTICLE IV

BANK SECRECY ACT - INTERNAL CONTROLS

(1)           Within (60) days, the Board shall review and revise the Bank’s written program of policies and procedures to ensure compliance with the Bank Secrecy Act and to ensure the appropriate identification and monitoring of accounts and transactions that pose greater than normal risks for compliance with the Bank Secrecy Act. At a minimum, the revised written program shall include the following:

(a)                                  a system of internal controls and independent testing and auditing to ensure ongoing compliance with the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program required by this Article;

(b)                                 a process to formally evaluate the knowledge of the Bank’s operational and supervisory personnel of the Bank’s policies and procedures for identifying accounts and transactions that pose greater than normal risks for compliance with the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program;

(c)                                  enhanced polices and procedures for identifying and monitoring accounts and transactions that pose greater than normal risks for compliance with the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program;

(d)                                 enhanced policies and procedures for recording, maintaining, and recalling information about transactions that pose greater than normal risks for compliance with the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program;

(e)                                  well-defined policies and procedures for investigating and resolving the Bank’s response to transactions that have been identified as posing greater than normal risks for compliance with the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program, including resolving customer relationships that could be detrimental to the Bank’s reputation;

(f)                                    policies and procedures for introducing new products and services that ensure that new products and services are reviewed for compliance and consistency with the Bank Secrecy Act and the Bank’s Bank Secrecy Act Program;

(g)                                 effective management information systems throughout the Bank to ensure compliance with the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program;

(h)                                 policies, operating procedures, due diligence programs, and quality control systems that ensure:

(i)                                     an ongoing risk-focused assessment of the Bank’s customer base;

(ii)                                  the identification of and the timely, accurate, and complete reporting of all known or suspected violations of law and suspicious activities against or involving the Bank to law enforcement and supervisory authorities;

(iii)                               the appropriate level of due diligence is applied when opening and monitoring all accounts;

(iv)                              high-risk accounts are accurately identified at the time of account-opening;

(v)                                 enhanced due diligence and monitoring of high-risk accounts;

(vi)                              procedures for evaluating, documenting, and monitoring BSA and USA PATRIOT Act risk in the Bank’s existing customer base;

(vii)                           consideration of all regulatory guidance addressing Bank Secrecy Act risks, including, but not limited to, guidance pertaining to the opening and maintaining of private banking accounts and accounts of non-United States persons, senior foreign political figures, or any immediate family members or close associates of a senior foreign political figure;

(viii)                        all account officers periodically review, not less than each calendar year, all account documentation for all higher risk accounts administered by or originated through the account officer and all other related accounts of those customers at the Bank to determine whether the account activity is consistent with the customer’s business and the stated purpose of the account;

(ix)                                timely independent review of the findings required by subparagraph (viii) of this Paragraph to ensure compliance with the Bank Secrecy Act and the Bank’s BSA compliance program; and

(x)                                   immediate correction of any deficiencies identified by the reviews required by subparagraphs (viii) and (ix) of this Paragraph.

(i)                                     appropriate and specific due diligence policies, procedures, and controls, as required by 31 U.S.C. § 5318(i), as amended, and its implementing regulations, as amended, that are reasonably designed to detect and report instances of money laundering through private banking accounts requested or maintained by, or on behalf of, non-United States persons, including foreign individuals visiting the United States, or representatives of non-United States persons;

(j)                                     appropriate and specific due diligence policies, procedures, and controls, as required by 31 U.S.C. § 5318(i), as amended, and its implementing regulations, as amended, that are reasonably designed to detect and report instances of money laundering and transactions that may involve the proceeds of foreign corruption through private banking accounts requested or maintained by, or on behalf of, senior foreign political figures, or any immediate family members or close associates of a senior foreign political figure;

(k)                                  procedures to ensure that records are maintained on monetary instrument transactions and funds transfers, as required by the Bank Secrecy Act;

(l)                                     comprehensive procedures to identify and report to appropriate management personnel:

(i)                                     frequent or large volume cash deposits or wire transfers or book entry transfers to or from offshore or domestic entities or individuals;

(ii)                                  wire transfers or book entry transfers that are deposited into several accounts;

(iii)                               receipt and disbursement of wire transfers or book entry transfers without an apparent business reason;

(iv)                              receipt and disbursement of wire transfers or book entry transfers when they are inconsistent with the customer’s business;

(v)                                 receipt and disbursement of currency or monetary instruments when they are inconsistent with the customer’s business;

(vi)                              bank accounts opened in the name of any “financial institution” as defined in 31 C.F.R. § 103.11(n) (bank, broker/dealer, currency dealer or exchanger, issuer or seller or redeemer of traveler’s checks or money orders, transmitter of funds, telegraph company, casino, etc.);

(vii)                           bank accounts opened or maintained by or on behalf of non- United States persons, including foreign individuals visiting the United States, or representatives of non-United States person; and

(viii)                        bank accounts opened or maintained by or on behalf of senior foreign political figures, or any immediate family members or close associates of a senior foreign political figure.

(m)                               a comprehensive training program for all appropriate operational and supervisory personnel to ensure their awareness of and compliance with the requirements of the Bank Secrecy Act and the Bank’s Bank Secrecy Act compliance program, including the currency reporting and monetary instrument and funds transfer recordkeeping requirements, identification of high-risk accounts or activities, enhanced due diligence as required, know your customer procedures, and the reporting requirements associated with SARs pursuant to 12 C.F.R. Part 21, Subpart B;

(n)                                 comprehensive guidelines and procedures to identify and report both the shipment and receipt of currency or monetary instruments via common couriers;

(o)                                 comprehensive guidelines, procedures, and systems for compliance with the rules and regulations of the Office of Foreign Assets Control (“OFAC”);

(p)                                 comprehensive guidelines, procedures, and systems for compliance with the USA PATRIOT Act, as amended, and its implementing regulations, as amended; and

(q)                                 comprehensive guidelines and procedures to ensure that all personnel in the Bank who have designated Bank Secrecy Act compliance responsibilities coordinate their work with the Compliance Department and timely communicate any concerns to that department.

(2)           Upon completion, a copy of the Bank’s revised written compliance program shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to the program or provides written comments, the Board shall immediately make the necessary revisions to the program. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement the program and thereafter adhere to and ensure compliance with the program.

(3)           The Board shall review and update the Bank’s written Bank Secrecy Act compliance program on an annual basis, or more frequently if necessary. Any such revisions shall immediately be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to any revised program or provides written comments, the Board shall immediately make the necessary revisions to the program. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement the program and thereafter adhere to and ensure compliance with the program.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of, adherence to, and compliance with the program, and any revisions thereto, developed pursuant to this Article.

(5)           The Bank shall consider not opening any account for a customer and shall consider closing any existing account of a customer if the information available to the Bank indicates that the customer’s relationship with the Bank would be detrimental to the reputation of the Bank.

(6)           The requirement to submit information and the provision for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete the review and act on any such information or authority within ninety (90) days.

ARTICLE V

BANK SECRECY ACT - AUDIT FUNCTION

(1)           Within sixty (60) days, the Board shall review and evaluate the level of service and ability of the audit function currently being provided by its Internal Auditor. Such an assessment shall include the Board’s expectations of how this department can assist in ensuring the Bank’s compliance with the Bank Secrecy Act.

(2)           Within sixty (60) days, the Board shall review and revise the Bank’s existing audit procedures to ensure they include a risk-based approach to reviewing and assessing Bank Secrecy Act compliance that includes transactional testing and verification of data for higher risk accounts or geographic areas of specific concern.

(3)           Upon completion, a copy of the Bank’s revised audit procedures shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to the procedures or provides written comments, the Board shall immediately make the necessary revisions to the procedures. Upon receiving a written determination of no supervisory objection from the

Assistant Deputy Comptroller, the Bank shall immediately implement the procedures and thereafter adhere to and ensure compliance with the procedures.

(4)           The Board shall review and update the Bank’s audit procedures on an annual basis, or more frequently if necessary. Any such revisions shall immediately be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to any revised procedures or provides written comments, the Board shall immediately make the necessary revisions to the procedures. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement the procedures and thereafter adhere to and ensure compliance with the procedures.

(5)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of, adherence to, and compliance with the procedures, and any revisions thereto, required by this Article.

(6)           Within thirty (30) days, the written methodology to be used in the account activity review required by paragraph (7) of this Article shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. This review methodology shall be risk-based and shall ensure adequate coverage of all high-risk entities, high-risk banking functions and transactions, and high-risk countries as defined in the Comptroller’s Handbook for Bank Secrecy Act/Anti-Money Laundering dated September 2000, or in any other applicable supervisory or regulatory guidance. In the event the Assistant Deputy Comptroller objects in writing to the methodology or provides written comments, the Board shall immediately make the necessary revisions to the methodology.

(7)           Within one hundred fifty (150) days of receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller pursuant to paragraph (6) of this Article, internal audit and/or a consultant shall conduct and complete a review of account activity at the Bank since January 1, 2004, using the review methodology required by paragraph (6) of this Article. This review shall use appropriate sampling, software screening, and other approved analytical techniques. This review shall include, but not be limited to, deposit accounts, loan transactions, trust accounts, wire activity, monetary instrument activity, and CTR activity (including structuring), in order to identify any unusual or suspicious transactions that may have occurred at the Bank during this period. Upon completion of this review, the written findings shall be reported to the Board, with a copy to the Assistant Deputy Comptroller. Within thirty (30) days of receiving the written report, the Bank shall file SARs, in accordance with 12 C.F.R. § 21.11, for any previously unreported suspicious activity identified during this review.

(8)           The requirement to submit information and the provision for a review or for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete the review and act on any such information or authority within ninety (90) days.

ARTICLE VI

SUSPICIOUS ACTIVITY REPORTS

(1)           Within sixty (60) days, the Board shall review and revise, as necessary, the Bank’s written program establishing a system of internal controls and processes to ensure compliance with the requirements to file SARs set forth in 12 C.F.R. § 21.11, as amended. At a minimum, this written program shall establish procedures for identifying and reporting known or suspected violations of Federal law, violations of the Bank Secrecy Act, or suspicious transactions related to money laundering activity and suspicious transactions that may involve the proceeds of foreign corruption, including suspicious activity and suspicious transactions relating to the opening of new accounts, the monitoring of current accounts, and the transfer of funds through the Bank. This written program shall establish procedures to ensure that matters evaluated for risk of loss or litigation, including subpoenas and information sharing requests, are also reviewed for potential suspicious activity.

(2)           Upon completion, a copy of this written program shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to the program or provides written comments, the Board shall immediately make the necessary revisions to the program. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement the program and thereafter adhere to and ensure compliance with the program.

(3)           The Board shall review and update the Bank’s written program required by paragraph 1 of this Article on an annual basis, or more frequently if necessary. Any such revisions shall immediately be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. In the event the Assistant Deputy Comptroller objects in writing to any revised program or provides written comments, the Board shall immediately make the necessary revisions to the program. Upon receiving a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall immediately implement the program and thereafter adhere to and ensure compliance with the program.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of, adherence to, and compliance with the program, and any revisions thereto, developed pursuant to this Article.

(5)           The requirement to submit information and the provision for a prior written determination of no supervisory objection in this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete the review and act on any such information or authority within ninety (90) days.

ARTICLE VII

VIOLATIONS OF LAW

(1)           The Board shall immediately take all necessary steps to ensure that Bank management corrects each violation of law, rule or regulation cited in the Report of Examination for the examination of the Bank that commenced on September 7, 2004 (“ROE”) and in any subsequent Report of Examination for the Bank. The monthly progress reports required by Article I of this Order shall include the date and manner in which each correction has been effected during that reporting period.

(2)           Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

(3)           Within thirty (30) days of receipt of any subsequent Report of Examination for the Bank that cites violations of law, rule, or regulation, the Board shall adopt, implement, and thereafter ensure Bank adherence to specific procedures to prevent future violations as cited in the ROE and shall adopt, implement, and ensure Bank adherence to general procedures addressing compliance management which incorporate internal control systems and education of employees regarding laws, rules and regulations applicable to their areas of responsibility.

(4)           Upon adoption, a copy of these procedures shall be promptly forwarded to the Assistant Deputy Comptroller.

(5)           The Board shall ensure that the Bank has policies, processes, personnel, and control systems to ensure implementation of and adherence to the procedures developed pursuant to this Article.

ARTICLE VIII

DEFINITIONS

(1)           As used in this Order, the term “Bank Secrecy Act” or “BSA” means:

(a)                                  31 U.S.C. §§ 5311 — 5330, as amended, including, but not limited to amendments made by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, Public Law 107-56;

(b)                                 the regulations promulgated pursuant to 31 U.S.C. §§ 5311 — 5330, as found in 31 C.F.R. Part 103, as amended, including, but not limited to the regulations implementing the USA PATRIOT Act;

(c)                                  12 C.F.R. Part 21, Subparts B and C, as amended; and

(d)                                 the rules and regulations of the Office of Foreign Assets Control, as amended.

(2)           As used in this Order, the term USA PATRIOT Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act (USA PATRIOT Act) of 2001, Public Law 107-56, as amended, and its implementing regulations, as amended.

(3)           As used in this Order, the term “private banking account” or “private banking accounts” has the meaning stated in 31 U.S.C. § 5318(i)(4)(B), as amended, and its implementing regulations, as amended.

ARTICLE IX

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1)           If the Board determines that an exception to any provision of this Order is in the best interests of the Bank, or requires an extension of any time frame within this Order, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief.

(2)           Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with any provision, that require the Assistant Deputy Comptroller to exempt the Bank from any provision, or that require an extension of any time frame within this Order. All such requests shall be accompanied by relevant supporting documentation.

(3)           The Assistant Deputy Comptroller’s decision regarding the request is final and not subject to further review.

ARTICLE X

CLOSING

(1)           Although the Board is by this Order required to submit certain proposed actions and programs for the review or prior determination of no supervisory objection of the Assistant

Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4)           The provisions of this Order are effective upon issuance of this Order by the Comptroller, through her authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)                                  authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)                                 require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)                                  follow-up on any noncompliance with such actions in a timely and appropriate manner; and

(d)                                 require corrective action be taken in a timely manner of any noncompliance with such actions.

(6)           This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 23rd day of February, 2005.

/s/ Jennifer C. Kelly	2-23-05
Jennifer C. Kelly Deputy Comptroller Midsize and Credit Card Bank Supervision	Date